UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2025

OCUGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11 Great Valley Parkway

Malvern, Pennsylvania 19355

(484) 328-4701

(Address, including zip code, and telephone number, including area code, of principal executive office)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	OCGN	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On June 22, 2025, Ocugen, Inc. (“Ocugen” or the “Company”) and OrthoCellix, Inc., a Delaware corporation and wholly-owned subsidiary of the Company to which the Company has contributed the assets related to the Company’s Neocart product candidate (“OrthoCellix”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Ocugen, OrthoCellix, Carisma Therapeutics Inc., a Delaware corporation (“Carisma”) and Azalea Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Carisma (“Merger Sub”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into OrthoCellix (the “Merger”), with OrthoCellix continuing as a wholly owned subsidiary of Carisma and the surviving company of the Merger. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.00001 per share, of OrthoCellix (“OrthoCellix Common Stock”), issued and outstanding (other than shares of OrthoCellix Common Stock (a) held as treasury stock, (b) owned, directly or indirectly, by Carisma or Merger Sub immediately prior to the Effective Time or (c) as to which appraisal rights have been properly exercised in accordance with Delaware law) shall be converted into and become exchangeable for the right to receive a number of shares of common stock, par value $0.001 per share, of Carisma (“Carisma Common Stock”), based on a ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”).

Under the Exchange Ratio formula in the Merger Agreement, upon the closing of the Merger (the “Closing”), on a pro forma basis and based upon the number of shares of Carisma Common Stock expected to be issued in the Merger, Ocugen (as the sole stockholder of OrthoCellix) and investors in the Concurrent Investment (as defined below) will own approximately 90.0% of the combined company and pre-Merger Carisma stockholders will own approximately 10.0% of the combined company, assuming a $25.0 million Concurrent Investment (as defined below) (the “Concurrent Investment Amount”) in each case, on a fully-diluted basis. Under certain circumstances, as described below, the ownership percentages may be adjusted upward or downward based on the level of Carisma’s net cash at the Closing and the size of the anticipated Concurrent Investment.

The Exchange Ratio assumes (a) an aggregate valuation for OrthoCellix of $135.0 million (less the amount, if any, by which the actual amount of the Concurrent Investment is less than $25.0 million), and (b) a valuation for Carisma of $15.0 million, which is subject to adjustment based on the amount by which Carisma’s net cash is greater than or less than $0.

Each of Carisma and OrthoCellix has agreed to customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants relating to (a) obtaining the requisite approval of their respective stockholders (including Ocugen, as the sole stockholder of OrthoCellix), (b) non-solicitation of alternative acquisition proposals, (c) the conduct of their respective businesses during the period between the date of signing the Merger Agreement and the Closing, (d) Carisma maintaining the existing listing of the Carisma Common Stock on Nasdaq and causing the shares of Carisma Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq prior to the Closing and (e) Carisma filing with the U.S. Securities and Exchange Commission (the “SEC”) and causing to become effective a registration statement on Form S-4 to register the shares of Carisma Common Stock to be issued in connection with the Merger (the “Registration Statement”).

Consummation of the Merger is subject to certain closing conditions, including, among other things, (a) approval by Carisma’s stockholders of the Carisma Voting Proposals, other than the Equity Plan Proposals, (b) approval by Ocugen, as the sole stockholder of OrthoCellix, of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated thereby, (c) Nasdaq’s approval of the listing of the shares of Carisma Common Stock to be issued in connection with the Merger, (d) the effectiveness of the Registration Statement, (e) Carisma’s net cash at Closing being at least negative $1,000,000, (f) the Lock-Up Agreement (as defined below) continuing to be in full force and effect as of immediately following the Effective Time and (g) the absence of any orders or injunctions by any governmental entity that would prohibit consummation of the Merger. Each party’s obligation to consummate the Merger is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to applicable materiality standards, and the performance in all material respects by the other party of its obligations under the Merger Agreement required to be performed on or prior to the date of the Closing.

The Merger Agreement contains certain termination rights of each of Carisma and OrthoCellix. Upon termination of the Merger Agreement under specified circumstances, Carisma may be required to pay OrthoCellix a termination fee of $500,000. Upon termination of the Merger Agreement upon specified circumstances, including in the event that OrthoCellix fails to secure the commitments equal to or in excess of the Concurrent Investment Amount by or before September 15, 2025, OrthoCellix may be required to pay Carisma a termination fee of $750,000 and reimburse up to $500,000 of Carisma’s fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement.

At the Effective Time, the board of directors of the combined company is expected to consist of six members, five of whom will be designated by OrthoCellix and one of whom will be designated by Carisma.

At or prior to the Effective Time, Carisma will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent (the “Rights Agent”) pursuant to which pre-Merger Carisma common stockholders, subject to the terms and conditions set forth in the CVR Agreement will receive one contingent value right (each, a “CVR”) for each outstanding share of Carisma Common Stock held by such stockholder on such date.

Each CVR will represent the contractual right to receive a contingent cash payment equal to (i) the Net Proceeds (as defined in the CVR Agreement) received by Carisma to the extent such payment related to the disposition of any legacy asset of Carisma during the period beginning on the execution date of the Merger Agreement and ending on the second (2nd) anniversary of the Closing, if any, plus (ii) the Net Proceeds received by Carisma to the extent such payment related to any royalties, milestones or other payments received by Carisma following the Closing under certain of Carisma’s existing agreements, including its collaboration and license agreement with ModernaTX, Inc., in each case subject to adjustment based on the terms and conditions set forth in the CVR Agreement.

Concurrent Investment

Pursuant to the Merger Agreement, Carisma and OrthoCellix have agreed to use commercially reasonable efforts to enter into subscription agreements with one or more investors designated by OrthoCellix (the “Investors”), pursuant to which the Investors would agree to purchase shares of Carisma Common Stock for aggregate gross proceeds (inclusive of the Guarantor Investment Amount (as defined below)) at least equal to the Concurrent Investment Amount, which investment (the “Investor Investment”) is expected to be consummated at or immediately following the Closing. On or before August 1, 2025, Ocugen shall enter into a securities purchase agreement with Carisma, pursuant to which Ocugen will commit to purchase (the “Guarantor Investment”, and together with the Investor Investment, the “Concurrent Investment”), at or immediately following the Closing, shares of Carisma Common Stock for aggregate gross proceeds equal to not less than $5.0 million.

Support Agreements and Lock-Up Agreement

Concurrently and in connection with the execution of the Merger Agreement, (a) Ocugen, as the sole stockholder of OrthoCellix (solely in its capacity as the stockholder of OrthoCellix), entered into a support agreement with Carisma and OrthoCellix to vote all of its shares of OrthoCellix capital stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby (the “OrthoCellix Support Agreement”) and (b) certain executive officers and directors of Carisma have entered into support agreements with Carisma and OrthoCellix to vote all of their shares of Carisma Common Stock in favor of the Carisma Voting Proposals.

Concurrently and in connection with the execution of the Merger Agreement, Ocugen, as the sole stockholder of OrthoCellix, entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which, and subject to specified exceptions, Ocugen agreed not to transfer their shares of Carisma Common Stock for the 180-day period following the Closing.

The preceding summaries of the Merger Agreement, the Support Agreements and the Lock-Up Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the form of CVR Agreement, the form of Carisma Support Agreement, the form of OrthoCellix Support Agreement and the form of Lock-Up Agreement, which are filed as Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and which are incorporated herein by reference. The Merger Agreement has been attached as an exhibit to this Current Report on Form 8-K to provide investors and securityholders with information regarding its terms. It is not intended to provide any other factual information about Carisma or OrthoCellix or to modify or supplement any factual disclosures about Carisma in Carisma’s public reports filed with the SEC. The Merger Agreement includes typical representations, warranties and covenants of Carisma, OrthoCellix and Merger Sub made solely for the purpose of the Merger Agreement and solely for the benefit of the parties thereto in connection with the negotiated terms of the Merger Agreement. Investors should not rely on the representations, warranties and covenants in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or conditions of Carisma, OrthoCellix or any of their respective affiliates. Moreover, certain of those representations and warranties may not be accurate or complete as of any specified date, may be modified in important part by the underlying disclosure schedules which are not filed publicly, may be subject to a contractual standard of materiality different from those generally applicable to SEC filings or may have been used for purposes of allocating risk among the parties to the Merger Agreement, rather than establishing matters of fact.

Item 7.01 Regulation FD Disclosure.

On June 23, 2025, Orthocellix and Carisma issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are being furnished herewith:

(d) Exhibits

Exhibit No.	Document
10.1	Agreement and Plan of Merger, dated as of June 22, 2025, by and among Carisma Therapeutics Inc., Azalea Merger Sub, Inc., OrthoCellix, Inc. and Ocugen, Inc.
10.2	Form of Carisma Support Agreement
10.3	Form of OrthoCellix Support Agreement
10.4	Form of Lock-Up Agreement
99.1	Press Release of the Company, dated June 23, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2025

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Name: Shankar Musunuri
Title: Chairman, Chief Executive Officer, & Co-Founder